BLEAKLEY, PLATT & SCHMIDT

                           ONE NORTH LEXINGTON AVENUE
                                  P.O. BOX 5056
                         WHITE PLAINS, N. Y. 10602-5056
                                 (914) 949-2700
                            FACSIMILE (914) 683-6956


                                  May 15, 1998

Franklin California Tax-Free Income Fund, Inc.
777 Mariners Island Boulevard
San Mateo, CA  94404

            Re:   FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC. - LEGAL OPINION

Dear Sirs:

            You have informed us that Franklin California Tax-Free Income Fund, Inc. (the "Fund") has filed a Registration Statement with the Securities and Exchange Commission, which Registration Statement is deemed to register an indefinite number of shares of the Fund's capital stock ("Shares") pursuant to Rule 24f-2 of the Investment Company Act, and that each year hereafter will timely furnish a Notice pursuant to such 24f-2 Rule perfecting the registration of Shares sold by the Fund during each fiscal year, during which such registration of an indefinite number of Shares remains in effect. In connection therewith, you have requested our opinion as to whether the Shares so registered will be duly issued, validly paid and non-assessable.

            We have examined the originals or photostatic or certified copies of such records of the Fund, certificates of officers of the Fund and of public officials and other documents as we have deemed relevant and necessary as a basis for the opinions set forth in this letter. Among the documents examined were the Certificate of Incorporation of the Fund, its By-laws and the Underwriting Agreement between the Fund and Franklin/Templeton Distributors, Inc. pursuant to which the Shares are issued and sold. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

            In furnishing such opinion, we assume, and you have informed us, that the Shares will continue to be sold in accordance with the Fund's usual method of distributing its registered Shares under which prospectuses are delivered as required under the Securities Act of 1933, as amended, and that all corporate action necessary for authorization of such Shares shall be taken by the Fund's Board of Directors in accordance with past practice.

            Based upon our examination mentioned above, and relying upon the statements of the Fund contained in the documents that we have examined, we are of the opinion that the Shares were duly authorized and validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Registration Statement filed on behalf of the Fund.

                                          Very truly yours,

                                          /s/Bleakley, Platt & Schmidt
                                             Bleakley Platt & Schmidt